Exhibit 99.1

For Immediate Release: December 21, 2007

Contact: Peter Jakel, (303) 568-8113

Meghan Fuller, (303) 292-6655

EINSTEIN NOAH RESTAURANT GROUP APPOINTS

THOMAS J. MUELLER TO SERVE ON BOARD OF DIRECTORS

LAKEWOOD, Colo., Dec. 21 — Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) announced today that it has appointed Thomas J. Mueller, 55, to serve on its Board of Directors. Mr. Mueller previously served as the President and Chief Operating Officer of Wendy’s International.

With more than 30 years of experience in the restaurant industry, Mr. Mueller has held several key positions at Wendy’s International and Burger King. Mr. Mueller began his career with Burger King as a restaurant manager in 1973, eventually earning the position of Senior Vice President of Operations North America in 1995.

He is the President and Owner of Mueller Consulting Inc., a consulting firm specializing in the restaurant industry. Mr. Mueller also currently serves on the Board of Trustees of Ohio Dominican University.

“With his strong background in the restaurant industry, Mr. Mueller will be a great asset to our board,” said Paul Murphy, CEO of Einstein Noah Restaurant Group. “I look forward to his contributions.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. The company’s retail system consists of approximately 600 restaurants, including more than 100 license locations, in 36 states and the District of Columbia. It also operates a dough production facility. The company’s stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

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